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Exhibit 2.3

LOCK-UP AGREEMENT

        THIS AGREEMENT is made on December 6, 2002.

B E T W E E N:

  NATIONAL BANK OF CANADA, a bank established under the Bank Act (Canada)

  (the "Vendor")

  - and -

  CGI GROUP INC., a company incorporated under the laws of the province of Québec

  (the "Purchaser")

        WHEREAS the Vendor, itself and through its wholly-owned subsidiaries, National Bank Group Inc. ("NBG") and National Bank Financial Inc. (together, the "Bank Subsidiaries") is the registered or beneficial owner of 9,450,187 common shares (the "Vendor Shares") in the share capital of Cognicase Inc. (the "Corporation");

        AND WHEREAS the Purchaser wishes to acquire, directly or indirectly, all of the outstanding common shares in the share capital of the Corporation;

        NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

1.    The Offer

        The Purchaser, either directly, together with or through a wholly-owned subsidiary (individually or collectively, the "Offeror") agrees to make an offer to purchase all of the Shares on the basis described in Schedule A (the "Offer"). All terms not defined herein shall have the meaning ascribed thereto in Schedule B.

2.    Deposit by Vendor

  (a)
  Subject to Section 6 hereof, the Vendor agrees with the Purchaser:

  (i)
  to, and to cause the Bank Subsidiaries to, irrevocably deposit the Vendor Shares under the Offer, together with duly executed letters of transmittal in respect of the Vendor Shares completed in accordance with the terms of the Offer, not later than two business days after the mailing date of the Offer by the Offeror; and

  (ii)
  thereafter, subject to the provisions of the Pre-Notification Agreement, not to withdraw the Vendor Shares from the Offer under any circumstances notwithstanding any statutory or other right of withdrawal the Vendor may otherwise have, unless this Agreement is terminated in accordance with the provisions hereof.

  (b)
  The performance by the Vendor of its obligations under Sections 2(a) and 5(a) is conditional upon all of the representations and warranties of the Purchaser set out in this Agreement being true and correct in all material respects as of the date hereof and as of the mailing date of the Offer as if made on that date and all of the covenants and obligations of the Purchaser and the Offeror set out in this Agreement shall have been complied with at the mailing date of the Offer and this Agreement shall not have been terminated in accordance with the terms hereof.

  (c)
  The conditions precedent under Section 2(b) are for the exclusive benefit of the Vendor and may be waived by the Vendor at any time and from time to time in whole or in part, without prejudice to any other rights which the Vendor may have.

3.    Conditions Precedent to Making the Offer

        The obligations of the Purchaser and the Offeror to proceed with the Offer shall be conditional upon the following:

  (a)
  the Purchaser and the Vendor shall have entered into this Agreement;

  (b)
  concurrently with the execution of this Agreement, the Vendor shall have caused NBG to pre-notify the Corporation of its intention to sell the Vendor Shares to the Purchaser under the terms of the Offer in accordance with the terms and conditions of the agreement entered into between NBG and the Corporation on May 31, 2000 (the "Pre-Notification Agreement");

  (c)
  no circumstances shall exist and no event shall have occurred that render it impossible or unlawful for the conditions of the Offer set forth in Schedule A to be satisfied;

  (d)
  all of the representations and warranties of the Vendor set out in this Agreement shall be true and correct in all material respects at the commencement of the Offer as if made on that date and all of the covenants and obligations of the Vendor set out in this Agreement and to be complied with prior to or at the commencement of the Offer shall have been complied with at the commencement of the Offer and this Agreement shall not have been terminated in accordance with the terms hereof; and

  (e)
  all regulatory approvals, orders, rulings and consents (including any consents required by the Toronto Stock Exchange and the New York Stock Exchange) which, in the determination of the Purchaser and the Offeror, are necessary to proceed with the Offer shall have been obtained.

        The foregoing conditions precedent to the making of the Offer set forth in this Section 3 are for the exclusive benefit of the Purchaser and the Offeror and may be waived by the Purchaser and the Offeror at any time in whole or in part, without prejudice to any other rights which the Purchaser and the Offeror may have, and shall be deemed to have been waived or satisfied by the commencement of the Offer. If any of the conditions set forth in this Section 3 is not satisfied and has not been waived by the commencement of the Offer, the Purchaser shall be entitled to terminate this Agreement.

4.    Representations, Warranties and Covenants

  (a)
  The Vendor represents, warrants and covenants to and with the Purchaser (and acknowledges that the Purchaser is relying upon these representations, warranties and covenants in entering into this Agreement) that:

  (i)
  The Vendor is a Bank duly established and existing under the Bank Act (Canada).

  (ii)
  The Vendor has the corporate power and capacity to enter into, and, subject to the provisions of the Pre-Notification Agreement, to perform its, and cause the Bank Subsidiaries to perform their, obligations under, this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Vendor. This Agreement constitutes a valid and binding obligation enforceable against the Vendor in accordance with its terms, subject to the usual exceptions as to bankruptcy, insolvency and similar laws of general application and the availability of equitable remedies and subject to the provisions of the Pre-Notification Agreement.

  (iii)
  The Vendor, itself and through the Bank Subsidiaries, is the registered or beneficial owner of the Vendor Shares with good and marketable title thereto, free of all liens, charges, mortgages, hypothecs, security interests and adverse or other interests of any nature whatsoever ("Charges"), subject to the provisions of the Pre-Notification

      Agreement. The Vendor has full legal right, power and authority to, and to cause the Bank Subsidiaries to, deposit the Vendor Shares under the Offer and to, and to cause the Bank Subsidiaries to, sell the Vendor Shares to the Purchaser free of all Charges. Except for the Pre-Notification Agreement, no person has any agreement or option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase of all or any portion of the Vendor Shares or of any interest therein. The Vendor Shares constitute all of the Shares beneficially owned, directly or indirectly, by the Vendor.

    (iv)
    Neither the entering into of this Agreement by the Vendor nor the performance by the Vendor and the Bank Subsidiaries of their obligations under this Agreement will, subject to the provisions of the Pre-Notification Agreement, contravene, breach or result in any default under the constating documents or other organizational documents of the Vendor or the Bank Subsidiaries or under any agreement, arrangement, understanding or other legally binding commitments to which the Vendor or the Bank Subsidiaries is a party or by which the Vendor or the Bank Subsidiaries may be bound.

    (v)
    The Vendor and the Bank Subsidiaries are not "non-residents" of Canada within the meaning of the Income Tax Act (Canada).

    The representations, warranties and covenants of the Vendor set forth in Section 4(a) shall survive the completion of the sale and purchase of the Vendor Shares under the Offer and, notwithstanding such completion, will continue in full force and effect for the benefit of the Offeror for a period of two years from the date thereof.

  (b)
  The Purchaser, for itself and for and on behalf of the Offeror, represents, warrants and covenants to the Vendor (and acknowledges that the Vendor is relying upon these representations, warranties and covenants in entering into this Agreement) that:

  (i)
  The authorized share capital of the Purchaser is comprised of an unlimited number of First Preferred Shares, issuable in series, Second Preferred Shares, issuable in series, Class A Subordinate Shares (the "Class A Shares") and Class B Shares (multiple voting) of which, as at September 30, 2002, 339,900,257 Class A Shares and 40,799,774 Class B Shares were validly issued and outstanding as fully paid and non-assessable. The Class A Shares are listed and posted for trading on the Toronto Stock Exchange and the New York Stock Exchange. If the Offeror is another entity than the Purchaser, the Purchaser will be the sole registered and beneficial owner of all of the issued and outstanding shares and of all securities convertible or exchangeable into shares in the capital of the Offeror.

  (ii)
  The Purchaser is duly incorporated and organized and is validly existing under the laws of the Province of Québec. If the Offeror is another entity than the Purchaser, the Offeror shall be duly incorporated, formed or established, as the case may be, and organized and shall be validly existing under the laws applicable to it.

  (iii)
  The Purchaser has the corporate power and capacity to enter into this Agreement and the other transactions contemplated by this Agreement, and to perform its obligations hereunder and under such other transactions. The execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes a valid and binding obligation enforceable against the Purchaser in accordance with its terms, subject to the usual exceptions as to bankruptcy, insolvency and similar laws of general application and the availability of equitable remedies.

    (iv)
    If the Offeror is another entity than the Purchaser: (a) the Offeror shall have the corporate power and capacity to enter into the transactions contemplated by this Agreement, and to perform its obligations hereunder and under such other transactions; (b) the consummation by the Offeror of the transactions contemplated by this Agreement shall have been duly authorized by all necessary corporate action on the part of the Offeror; and (c) this Agreement shall constitute a valid and binding obligation enforceable against the Offeror in accordance with its terms, subject to the usual exceptions as to bankruptcy, insolvency and similar laws of general application and the availability of equitable remedies.

    (v)
    None of (A) the execution and delivery by the Purchaser of this Agreement, (B) the performance by the Purchaser of its obligations hereunder or (C) the completion of the transactions contemplated herein will result in the imposition of any encumbrance, charge or lien upon any of the assets of the Purchaser or give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity, under any material agreement, contract, indenture, deed of trust, mortgage, bond, instrument, license, franchise or permit to which the Purchaser is a party or by which it is bound or permit or result in any loss of any material rights or assets or any interest therein held by the Purchaser.

    (vi)
    If the Offeror is another entity than the Purchaser, none of (A) the performance by the Offeror of its obligations hereunder or (B) the completion of the transactions contemplated herein will result in the imposition of any encumbrance, charge or lien upon any of the assets of the Offeror or give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity, under any material agreement, contract, indenture, deed of trust, mortgage, bond, instrument, license, franchise or permit to which the Offeror is a party or by which it is bound or permit or result in any loss of any material rights or assets or any interest therein held by the Offeror.

    (vii)
    Other than in connection with or in compliance with the provisions of applicable Securities Laws and the Competition Act (Canada) (the "Competition Act") and the Hart-Scott Rodino Antitrust Improvements Act of 1976 (United States), no authorization, consent or approval of, or filing with, any public body, court or authority, and no authorization, consent or approval of any other party, is necessary for the consummation by the Purchaser of its obligations under this Agreement or for the consummation by the Purchaser of the Offer.

    (viii)
    If the Offeror is another entity than the Purchaser, other than in connection with or in compliance with the provisions of applicable Securities Laws and the Competition Act and the Hart-Scott Rodino Antitrust Improvements Act of 1976 (United States), no authorization, consent or approval of, or filing with, any public body, court or authority, and no authorization, consent or approval of any other party, shall be necessary for the consummation by the Offeror of its obligations under this Agreement or for the consummation by the Offeror of the Offer.

    (ix)
    The Purchaser is not a party to, bound or affected by or subject to any charter or by-law provision, statute, regulation, judgement, order, decree or law which would be violated, contravened, breached by or under which default would occur as a result of the execution and delivery or performance of this Agreement or the Offer and which violation, contravention, breach or default would be reasonably expected to result in a Material Adverse Change with respect to the Purchaser.

    (x)
    If the Offeror is another entity than the Purchaser, the Offeror shall not be a party to, bound or affected by or subject to any charter or by-law provision, statute, regulation, judgement, order, decree or law which would be violated, contravened, breached by or under which default would occur as a result of the execution and delivery or performance of this Agreement or the Offer and which violation, contravention, breach or default would be reasonably expected to result in a Material Adverse Change with respect to the Offeror.

    (xi)
    There is no material default by the Purchaser in its filings required to be made pursuant to applicable Securities Laws.

    (xii)
    If the Offeror is another entity than the Purchaser, there shall be no material default by the Offeror in its filings required to be made pursuant to applicable Securities Laws.

    (xiii)
    The Purchaser has filed with Canadian securities regulators true and completed copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2002, which documents, at the time filed, (i) complied in all material respects with the requirements of applicable Securities Laws and (ii) did not contain any material misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein (in light of the circumstances under which they were made) not misleading, and the Purchaser has not filed any such documents on a confidential basis with any Canadian securities regulatory authority since January 1, 2002.

    (xiv)
    The Class A Shares to be issued pursuant to the Offer will be (A) duly authorized, (B) validly issued as fully paid and non-assessable, (C) listed and posted for trading on the Toronto and New York stock exchanges and (D) freely tradeable by the holder without restrictions if, as and when the Vendor Shares are taken up and paid for by the Purchaser under the Offer, and the Purchaser will keep reserved, from its authorized but unissued shares, a sufficient number of Class A Shares to issue in exchange for all of the Vendor Shares tendered to the Offer.

    The representations, warranties and covenants of the Purchaser and by the Purchaser for and on behalf of the Offeror set forth in this Section 4(b) shall survive the completion of the sale and purchase of the Vendor Shares under the Offer and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendor for a period of two years from the date thereof.

5.    Additional Covenants

  (a)
  Subject to Section 6 hereof and to the provisions of the Pre-Notification Agreement, the Vendor hereby covenants to and with the Purchaser that from the date hereof until the earlier of the date upon which (i) the Offeror having taken up and paid for the Shares deposited under the Offer, (ii) the Offeror having abandoned the Offer or (iii) this Agreement having been terminated pursuant to Section 8 hereof, the Vendor shall:

  (i)
  not, directly or indirectly, take any action of any kind which might reasonably be expected to reduce the likelihood of success of, or delay or interfere with the take-up of and payment for the Shares deposited under the Offer or the successful completion of the Offer, including, but not limited to, any action to solicit, assist or knowingly encourage enquiries, submissions, proposals or offers from any other person, entity or group of persons relating to, and will not continue or participate in any discussions or negotiations regarding or furnish to any other person, entity or group of persons any information with respect to, or otherwise co-operate in any way with or assist or participate in, or facilitate or encourage any effort or attempt with respect to:

      (A)
      the direct or indirect acquisition or disposition of all or any Shares or any other securities of the Corporation or its Subsidiaries; or

      (B)
      any amalgamation, merger, sale of all or any part of the Corporation or any of its Subsidiaries' assets, take-over bid, tender offer, plan of arrangement, issuer bid, reorganization, dividend or distribution, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving, the Corporation or any of its Subsidiaries or their respective assets;

    (ii)
    use all reasonable commercial efforts to assist the Offeror to successfully complete the Offer and any Subsequent Acquisition Transaction, including co-operating with the Offeror in making all requisite regulatory filings (including, without limitation, under the Competition Act) and in obtaining all requisite regulatory approvals (whether before or after the take-up and payment for Shares under the Offer) in relation thereto, in making and successfully completing the Offer and any Subsequent Acquisition Transaction.

  (b)
  The Purchaser, for itself and for and on behalf of the Offeror, covenants and agrees that, unless the Vendor shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

  (i)
  the Purchaser or the Offeror shall take up the Vendor Shares deposited into the Offer and pay for such Vendor Shares as soon as practicable after the Effective Date;

  (ii)
  in the event that the Purchaser or the Offeror increases the consideration per Common Share offered under the Offer (but, for greater certainty, excluding any greater consideration paid as a result of any proceeding in respect of fair value under the Canada Business Corporations Act), the Purchaser or the Offeror will pay such increased consideration to the Vendor in respect of all Vendor Shares tendered, notwithstanding that such Vendor Shares have previously been taken up and paid for by the Purchaser or the Offeror.

6.    Superior Proposal and Pre-Notification Agreement

  (a)
  Notwithstanding Sections 2(a), 5(a) and 9, the Vendor shall have the right to commit to, and to allow the Bank Subsidiaries to commit to, irrevocably deposit the Vendor Shares into a Superior Proposal publicly announced prior to the Effective Date, provided that any such commitment shall be conditional upon the Purchaser or the Offeror having been provided the opportunity to increase the consideration per Share under the Offer to an amount at least equal in value to that offered under the Superior Proposal, all as described in Section 6(b) hereof, and the Purchaser and the Offeror having failed to do so.

  (b)
  The Vendor covenants that it will not, and will not allow the Bank Subsidiaries to, enter into any agreement to deposit the Vendor Shares into a Superior Proposal (a "Proposed Agreement") pursuant to the provisions contained in this Section 6 without providing, as soon as is practicable, the Purchaser with a written notice stating its intent, together with a copy of the Proposed Agreement. If the Purchaser or the Offeror does not agree to and does not announce publicly its intention to increase the consideration per Share under the Offer to an amount that is at least equal in value to that offered under the Superior Proposal by 5:00 p.m. (Montreal time) on the third business day following the date of receipt by the Purchaser of the Proposed Agreement, the condition referred to in Section 6(a) above shall lapse and shall become inoperative and the Vendor shall then be free to, and to allow the Bank Subsidiaries to, deposit the Vendor Shares to such Superior Proposal.

  (c)
  For the purposes of this Section 6, the cash equivalent value of any non-cash consideration of a Superior Proposal price (i) in the case of securities listed and posted for trading on one or more stock exchanges, shall be the weighted average trading price per security on the principal stock exchange on which such securities traded over the 20 consecutive trading days (on which at least a board lot traded) ending on the day next preceding the date on which the Superior Proposal was announced, and (ii) in any other case, shall be valued as of the close of business on the day on which the Superior Proposal is received by the Vendor, and shall be the value determined by the board of directors of the Vendor, based on a written opinion of an independent nationally recognized financial advisor, and conveyed in writing to the Purchaser together with a reasonable summary of the basis for such determination and a copy of said advisor's opinion. Any such determination made in accordance with the foregoing provisions shall be binding on the parties hereto.

  (d)
  Notwithstanding Sections 2(a), 5(a) and 9, nothing contained herein shall prevent the Vendor and the Bank Subsidiaries from complying with their obligations under the terms of the Pre-Notification Agreement and selling the Vendor Shares pursuant to the terms of the Pre-Notification Agreement.

  (e)
  In the event that the Vendor and the Bank Subsidiaries sell the Vendor Shares under the terms of a Superior Proposal or pursuant to a transaction contemplated in Section 6(d), the Vendor shall, and shall cause the Bank Subsidiaries to, promptly pay to the Purchaser 50% of the difference between the value of (a) the aggregate consideration the Vendor and the Bank Subsidiaries respectively received for the sale of the Vendor Shares under the terms of the Superior Proposal or pursuant to a transaction contemplated in Section 6(d), and (b) the aggregate consideration the Vendor and the Bank Subsidiaries respectively would have received for the sale of the Vendor Shares at a price of $4.25 cash per Vendor Share.

  (f)
  Should the Vendor or the Bank Subsidiaries provide to a third party, in connection with a Superior Proposal or a transaction contemplated in Section 6(d), a copy of the IS/IT Agreement and/or the Internal IS/IT Agreements (as such terms are defined in Section 7), it shall also promptly provide the Purchaser with a copy thereof.

7.    Undertaking

        The Vendor hereby undertakes and agrees to modify, as soon as practicable after the Effective Date, (i) the Information Services and Revenue Agreement (the "IS/IT Agreement") entered into between the Vendor and the Corporation on May 31, 2000 and (ii) all other agreements entered into between the Vendor and/or its Subsidiaries and the Corporation relating to internal IS/IT requirements of the Vendor and its Subsidiaries and relating to IS/IT requirements of clients of the Vendor and/or its Subsidiaries (the "Internal IS/IT Agreements"), to extend their respective expiry dates to December 31, 2012 on terms and conditions to be negotiated to the satisfaction of both the Vendor and the Purchaser and subject to obtaining, with respect to Internal IS/IT Agreements, any required intervention, approval, consent or authorization of the relevant clients, while respecting the present terms and conditions of the IS/IT Agreement and Internal IS/IT Agreements.

8.    Termination

        This Agreement may be terminated:

  (a)
  by mutual consent of the Purchaser and the Vendor;

  (b)
  by the Vendor at any time after the due date for the mailing of the Offer set forth in Section 4 of Schedule A, if at the time notice of such termination is given to the Purchaser, the Offeror has not mailed the Offer;

  (c)
  by the Vendor if the terms of the Offer conflict in any respect with the provisions of this Agreement;

  (d)
  by the Vendor if the terms of the Offer are amended so as to conflict in any respect with the provisions of this Agreement;

  (e)
  by the Vendor if the Offeror withdraws the Offer without having taken up the Vendor Shares deposited thereunder;

  (f)
  by the Vendor (i) at any time on or after the eleventh day following the expiry of the initial period during which the Offer is open for acceptance (the "Initial Offer Period"), provided that the Offeror may extend the period during which the Offer is open for acceptance by ten days (the "Extended Offer Period") and for a further period of ten days, if, as of the expiry of the Initial Offer Period or as of the expiry of the Extended Offer Period, as the case may be, any of the conditions of the Offer set forth in Schedule A have not been satisfied or waived by the Offeror and the Offeror is making reasonable commercial efforts, in the sole judgment of the Vendor, to cause such conditions to be satisfied, in which event this Agreement may be terminated by the Vendor at any time on or after the eleventh day following the expiry of such extended period or (ii) if the Offer has been terminated, withdrawn or expires without being successful;

  (g)
  by either the Purchaser or the Vendor if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of the Offer shall have become final and non-appealable (provided that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent, or consents to, the imposition of such injunction or action and such failure materially contributed to such position);

  (h)
  by the Vendor if any representation or warranty of the Purchaser or the Offeror set out herein is untrue in any material respect or the Purchaser or the Offeror is in default, in any material respect, of its obligations set out herein; or

  (i)
  by the Purchaser if any representation or warranty of the Vendor set out herein is untrue in any material respect or the Vendor is in default, in any material respect, of its obligations set out herein.

9.    Cooperation/Alternative Transaction

        The Purchaser and the Vendor agree to cooperate in good faith and to take all reasonable steps and actions after the date hereof, as are not adverse to the party requested to take any such step or action, to complete the Offer and the other transactions contemplated hereby in a manner which is most tax effective for the parties hereto. In addition, in the event that the Offer is frustrated or unduly delayed or the Purchaser or the Offeror concludes that it is necessary or desirable to proceed with another form of transaction (such as a plan of arrangement) whereby the Purchaser or the Offeror or its affiliates would effectively acquire all of the Shares on economic terms and other terms and conditions (including, without limitation, tax treatment) and having consequences to the Vendor which, in the sole judgment of the Vendor, are equivalent to or better than those contemplated by this Agreement (an "Alternative Transaction"), the Vendor agrees, subject always to the Pre-Notification Agreement, to support the completion of an Alternative Transaction in the same manner as the Offer including by voting, and causing the Bank Subsidiaries to vote, the Vendor Shares in favour of an Alternative Transaction. The obligations of the Vendor pursuant to this Section 9 are subject to Section 6.

10.  Further Assurances

        The Vendor, on the one hand, and the Purchaser, on the other hand, will from time to time execute and deliver all such further documents and instruments and do all such acts and things as the other party may, either before or after the expiry of the Offer, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

11.  Public Announcements

        Except to the extent required by law, Securities Laws or rules of any relevant stock exchange, no public announcement or press release concerning the matters referred to in this Agreement may be made by the Vendor or the Purchaser, or by any other party without the prior consent of the other party, such consent not to be unreasonably withheld. Except to the extent required by law, no copy of this Agreement may be provided by the Vendor or the Purchaser to any other person, except their respective directors, officers or advisors, without the prior consent of the other parties, such consent not be unreasonably withheld. The provisions of this Agreement may be summarized in the Offer, any directors' circular prepared in connection with the Offer and in any material change report filed by the Corporation or its Subsidiaries or the Purchaser in connection with the public announcement of the Offer. The parties agree to consult with each other, to the extent reasonably possible, in connection with any public announcement or other disclosure related to this Agreement.

12.  Benefit of the Agreement

        This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

13.  Assignment

        This Agreement may not be assigned by any party without the prior written consent of the other party.

14.  Notices

        Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and may be given by personal delivery or by facsimile or other electronic means of communication addressed to the recipient as follows:

        To the Vendor:

NATIONAL BANK OF CANADA National Bank Tower 600 de la Gauchetière Street West 7th Floor Montreal, Québec H3B 4L2
Attention:	Michel Labonté Senior Vice-President Finance and technology
Facsimile:	(514) 394-6196
with a copy to:
DESJARDINS DUCHARME STEIN MONAST 600 de la Gauchetière Street West Suite 2400 Montreal, Québec H3B 4L8
Attention:	Gérard Coulombe
Facsimile:	(514) 878-4909
To the Purchaser or the Offeror:
CGI GROUP INC. 1130 Sherbrooke Street West 5th Floor Montreal, Québec H3A 2M8
Attention:	Serge Godin, Chairman of the Board and Chief executive Officer
Facsimile:	(514) 841-3294
with a copy to:
MCCARTHY TÉTRAULT LLP "Le Windsor" 1170 Peel Street Montreal, Québec H3B 4S8
Attention:	Jean-René Gauthier
Facsimile:	(514) 875-6246

or to such other address, individual or electronic communication number as may be designated by notice given by any party to the other. If any notice or other communication shall be given by personal delivery, a copy of such notice or communication shall also be given by facsimile. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the date of actual delivery thereof and, if given by facsimile or other electronic communication, on the date of transmittal thereof if given during the normal business hours of the recipient and on the next business day if not given during such hours on any day.

15.  Interpretation

        Certain of the terms used in this Agreement are defined in Schedule B. In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

16.  Use of Name

        In accordance with Can Reg. 2001-409—Name Use in Securities Related Transactions (Banks and Bank Holding Companies) Regulations made under the Bank Act (Canada), the Vendor hereby consents to the use of its name and of the name of the Bank Subsidiaries in any take-over bid circular, advertisement or in any other document of the Offeror in connection with the Offer, provided the provisions of Section 11 hereof are complied with.

17.  Guarantee

        The Vendor hereby guarantees to the Purchaser the execution by the Bank Subsidiaries of their respective obligations hereunder.

18.  Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

19.  Entire Agreement

        This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior negotiations, investigations and agreements relating to the subject matter hereof. There are no warranties, representations, understandings or agreements between the parties in connection with the subject matter hereof except as specifically set forth or referred to in this Agreement. Except as expressly provided in this Agreement, no amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision hereof.

20.  Counterpart and Facsimile

        This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such party.

        IN WITNESS WHEREOF the parties have executed this Agreement on the date first hereinabove mentioned.

NATIONAL BANK OF CANADA
Per:	/s/ MICHEL LABONTÉ Michel Labonté Senior Vice-President Finance and technology
CGI GROUP INC., as Purchaser and for and on behalf of the Offeror
Per:	/s/ SERGE GODIN Serge Godin Chairman of the Board and Chief Executive Officer

SCHEDULE A
THE OFFER

1.
General Terms. The Offer shall be made to purchase all of the Shares by way of a single offer and take-over bid circular mailed simultaneously to all holders of Shares and prepared in compliance with the Securities Laws. The Offer shall be made on the terms set forth in this Schedule A and upon such other terms and conditions as are required by law.

2.
Take-up. Upon the terms and subject to the conditions of the Offer, the Offeror will accept for payment, and take-up and pay for, all Shares deposited and not withdrawn under the Offer as soon as practicable after the expiry of the Offer, and including in any event within three business days of the first date on which the Offeror is permitted to do so under applicable Securities Laws.

3.
Offer Price. For each Share, at the option of the holder, either Cdn $4.25 in cash (the "Cash Option") or 0.5484 Class A Shares (the "Share Option") (or a combination thereof). The terms of the Offer shall limit the aggregate amount of cash payable under the Offer and the aggregate number of Class A Shares issuable under the Offer such that the actual consideration to be received by a Cash Option electing holder and a Share Option electing holder will be determined in accordance with the following:

(a)
the aggregate cash amount that the Offeror will be required to pay for the Shares acquired from the Cash Option electing holders pursuant to the Offer shall be equal to 50% of the aggregate Offer price; and

(b)
the aggregate number of Class A Shares that the Purchaser will be required to issue for the Shares acquired from the Share Option electing holders pursuant to the Offer shall have a value equal to 50% of the aggregate Offer price.

        Accordingly, the consideration elected by a holder of Shares may be prorated.

4.
Mailing of Offer. The Offeror shall mail the Offer to all holders of Common Shares as soon as reasonably practicable and in any event on or before two business days after receipt of the list of shareholders of the Corporation pursuant to Section 21(3) of the Canada Business Corporations Act and in any event no later than December 31, 2002.

5.
Initial Offer Period. The Offer shall initially be open for acceptance for a period (determined by the Offeror) of not less than 35 days after the commencement of the Offer and may be extended from time to time at the sole discretion of the Offeror in order to permit the satisfaction of the conditions of the Offer and, after take-up of Shares under the Offer, for the purpose of permitting additional tenders to the Offer.

6.
Conditions of the Offer. The Offeror shall have the right to withdraw the Offer and not take up and pay for, or extend the period of time during which the Offer is open, and postpone the taking up and paying for, any Shares deposited thereunder if any of the following conditions has not been satisfied or waived by the Offeror at or prior to the Effective Time:

(a)
there shall have been validly deposited under the Offer and not withdrawn at least (i) 66 2/3% of the outstanding Common Shares and (ii) 50.01% of the outstanding Common Shares other than these Common Shares held by persons whose Common Shares would not be included as part of the "minority" in connection with any Subsequent Acquisition Transaction;

(b)
all outstanding options to purchase Common Shares, rights to receive or acquire Common Shares (including under the terms of any (i) balance of purchase price, (ii) earn-out payments, or (iii) guarantee of market price for certain Common Shares pending release from escrow) and other securities of the Corporation convertible into Common Shares shall have been exercised in full by the beneficiaries or holders thereof, converted, cancelled or otherwise dealt within a manner satisfactory to the Offeror, to its entire discretion;

(c)
the waiting period pursuant to Section 123 of the Competition Act shall have expired or been earlier terminated and the Offeror shall have received an advance ruling certificate under

    Section 102 of the Competition Act or a no-action letter from the Commissioner of Competition or his authorized representative indicating that the Commissioner does not intend to make an application under Section 92 of the Competition Act;

  (d)
  any applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (United States) shall have expired or been earlier terminated;

  (e)
  the Vendor shall not have sold or agreed or undertaken to sell the Vendor Shares it holds, directly or indirectly, to any party other than the Offeror, as contemplated under the terms of the Pre-Notification Agreement;

  (f)
  the Offeror shall have determined in its sole judgment that all material necessary or desirable regulatory approvals (including, without limitation, those of any stock exchange or other regulatory authorities), other than those listed in paragraphs (c) and (d) above, will have been obtained or concluded on terms satisfactory to the Offeror in its sole judgment and any applicable governmental or regulatory waiting periods shall have expired or been terminated;

  (g)
  the Offeror shall have determined in its sole judgment, that (i) no act, action, suit or proceeding shall have been threatened to be taken or taken before or by any domestic or foreign arbitrator, court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, company, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation, rule or policy shall have been proposed, enacted, promulgated or applied, in the case of either (i) or (ii) above:

  (A)
  to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of any of the Shares or the rights of the Offeror to own or exercise full rights of ownership of all of the Shares or the ability of the Offeror to acquire all of the Shares pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction; or

  (B)
  which, if the Offer was consummated, could materially adversely affect the Corporation and its Subsidiaries considered on a consolidated basis;

  (h)
  the Offeror shall have determined in its sole judgment that there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for the Shares deposited under the Offer or completing a Compulsory Acquisition or a Subsequent Acquisition Transaction;

  (i)
  from and after the date hereof, there shall not have occurred or arisen any event, action, state, condition or major financial occurrence of national or international consequence or any law, regulation, action, governmental regulation, inquiry or other occurrence of any nature whatsoever which materially adversely effects, or may materially adversely or seriously effect, the financial markets in Canada or the United States generally, or the business or prospects of the Corporation and its Subsidiaries (on a consolidated basis);

  (j)
  there shall not have occurred (or, if there shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing, prior to the commencement of the Offer) any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, prospects, licences, permits, rights, privileges or liabilities, whether contractual or otherwise, of the Corporation or any of its Subsidiaries considered on a consolidated basis which, in the sole judgment of the Offeror, is material and adverse or may reasonably be considered to be material and adverse to a purchaser of the Shares;

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  (k)
  no representation or warranty of the Vendor in the Lock-Up Agreement shall be, as of the date on which the Offeror takes up Shares deposited under the Offer, untrue or incorrect in any material respect and all of its covenants and obligations set out in the Lock-Up Agreement shall have been complied with on or before such date;

  (l)
  the Offeror shall have determined in its sole judgment that neither the Corporation nor its board of directors (or any committees thereto or any of its affiliates or associates) has taken or proposes to take any action, or disclosed or proposes to disclose any previously undisclosed action taken by them, and no other party shall have taken or proposed to take any action, which may be considered to be a defensive tactic in response to the Offer or which may be materially adverse to the business of the Corporation or its Subsidiaries or the value of Shares to the Offeror or which makes it inadvisable for the Offeror to proceed with the Offer or the taking up and paying for Shares under the Offer, including, without limiting the generality of the foregoing, any action with respect to any agreement, proposal, offer or understanding relating to any material sale, disposition or other dealing with any of the assets or contracts of the Corporation or any of its Subsidiaries, any issue of shares, options or other securities of the Corporation to any person, any material acquisition from a third party of assets or securities by the Corporation or any of its Subsidiaries, or any take-over bid (other than the Offer), amalgamation, statutory arrangement, capital reorganization, merger, business combination, or similar transaction involving the Corporation or any of its Subsidiaries or any material expenditure or investment by the Corporation or any of its Subsidiaries;

  (m)
  the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Corporation with any of the Canadian or American securities authorities, or of any previously undisclosed information relating to the Corporation which makes it inadvisable for the Offeror to complete the Offer;

  (n)
  the Offeror shall have been provided with, or shall have been given access to, in a timely manner, all non-public information relating to the Corporation as may be given, provided or made available by the Corporation:

  (i)
  at any time after the announcement of the Offer, to any other potential acquiror of all or a significant portion of the Shares or of a significant portion of the assets of the Corporation or any of its Subsidiaries, associates or affiliates, or to any person considering (or seeking such information in order to consider) any merger, amalgamation, statutory arrangement or similar business combination with the Corporation or any of its Subsidiaries, associates or affiliates; or

  (ii)
  at any time after June 30, 2002, to any person who, after the announcement of the Offer makes a take-over bid for the Shares or enters into an agreement with the Corporation relating to the acquisition of a significant portion of the assets of the Corporation or any of its Subsidiaries, associates or affiliates or a merger, amalgamation, statutory arrangement or similar business combination with the Corporation or any of its Subsidiaries, associates or affiliates;

    on substantially the same terms and conditions as may be imposed on such other potential acquiror or person, provided that no such term or condition shall be imposed on the Offeror that would be inconsistent with the Offer or would render the Offeror unable to complete the acquisition of the Shares pursuant to the terms of the Offer as the same may be amended or waived in the Offeror's sole discretion;

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  (o)
  the Offeror shall have determined in its sole judgment that no material right, franchise or licence of the Corporation or of any of its Subsidiaries has been impaired (or threatened to be impaired) or otherwise adversely affected (or threatened to be adversely affected), whether as a result of the making of the Offer, the taking up and paying for Shares deposited under the Offer or otherwise, and no other change or event has occurred which might make it inadvisable for the Offeror to proceed with the Offer or with taking up and paying for Shares deposited under the Offer; and

  (p)
  the Offeror shall have determined, in its sole judgment, that no covenant, term or condition exists in any instrument or agreement to which the Corporation or any of its Subsidiaries is a party or to which they or any of their assets are subject (including, but not limited to, any covenant, term or condition relating to the termination by the Corporation of existing agreements) which might make it inadvisable for the Offeror to proceed with the Offer or to acquire Shares deposited under the Offer, and the Offeror shall be satisfied that it has been provided with all information (including non-public information) material to such determination.

The foregoing conditions are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions at any time, regardless of the circumstances giving rise to such assertion (including any action or inaction by the Offeror). The Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time without prejudice to any other rights which the Offeror may have.

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SCHEDULE B
DEFINITIONS

"Agreement" means the agreement of which this Schedule forms part and includes all Schedules thereto;

"Class A Shares" means the Class A Subordinate Shares in the share capital of the Purchaser;

"Commencement of the Offer" means the earlier of (i) the date of mailing of the Offer to holders of Common Shares or (ii) the date on which an advertisement containing a brief summary of the Offer is published by the Offeror in at least one Canadian major daily newspaper in accordance and in compliance with applicable Securities Laws;

"Common Shares" means the common shares in the share capital of the Corporation;

"Compulsory Acquisition" means a transaction pursuant to any statutory right to acquire Common Shares following the completion of a take-over bid or similar transaction;

"Effective Date" means the date on which the Offeror first acquires Shares under the Offer;

"Effective Time" means the time of take-up of Shares on the Effective Date;

"Material Adverse Change" means, in relation to any corporation, any change (or any condition, event or development involving a prospective change) in the business, operations, affairs, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, financial condition, licenses, permits, rights or privileges, or prospects of the corporation or any of its Subsidiaries which would reasonably be expected to materially and adversely affect the corporation and its Subsidiaries taken as a whole;

"Securities Laws" means the Securities Act (Québec) and all other applicable provincial, federal or state securities laws and the respective regulations and rules made thereunder together with all applicable policy statements, instruments, notices, interpretation notes and blanket orders and rulings of the relevant securities commissions and similar regulatory authorities;

"Shares" means all outstanding Common Shares (including any Common Shares which may become outstanding pursuant to the exercise of outstanding stock options to acquire Common Shares and pursuant to any other rights or securities entitling the beneficiary or holder thereof to receive or acquire Common Shares);

"Subsequent Acquisition Transaction" means any transaction involving the Offeror, whether by amalgamation, statutory arrangement or otherwise, pursuant to which the Offeror acquires all of the Shares not deposited under the Offer and includes a Compulsory Acquisition;

"Subsidiaries" has the meaning ascribed to such term in the Securities Act (Québec);

"Superior Proposal" means an offer for all of the outstanding Shares which will pay the holders of Shares on closing a consideration per Share that has a value of $4.50 or more.

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QuickLinks

  Exhibit 2.3
LOCK-UP AGREEMENT
SCHEDULE A THE OFFER
SCHEDULE B DEFINITIONS